Exhibit 99.1
News Release

Novelis Reports Fiscal 2018 Third Quarter Results
Financial strength, strategic investments in automotive capabilities to grow its leadership position

Third Quarter Fiscal Year 2018 Highlights

•	Net income attributable to common shareholder of $121 million; excluding special items, net income increased 106% YoY

•	Adjusted EBITDA increased 20% YoY to record $305 million

•	Net Sales increased 33% YoY to $3.1 billion

•	Shipments of 796 kilotonnes increased 6% YoY; automotive shipments increased 12%

•	Leveraging strength of balance sheet to make key strategic investments in automotive aluminum

ATLANTA, February 1, 2018 – Novelis, the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $121 million for the third quarter of fiscal year 2018, compared to $63 million in the prior year period. Excluding tax-affected special items in both years, the company reported net income of $138 million in the third quarter of fiscal 2018, more than double the $67 million reported in the third quarter of fiscal 2017.
The increase in net income, excluding special items, is mainly due to a 20 percent increase in Adjusted EBITDA over the prior year to a record $305 million in the third quarter of fiscal 2018. This increase reflects higher shipments and the company's strategy to deliver a more favorable product mix with higher automotive shipments and increased operational efficiencies. Adjusted EBITDA reached $383 per ton in the quarter.
Net sales increased 33 percent over the prior year to $3.1 billion for the third quarter of fiscal 2018, driven by higher average aluminum prices, higher total shipments, and a favorable impact from the strategic portfolio shift to higher conversion premium products. Shipments of flat rolled products increased six percent to 796 kilotonnes. Automotive sheet shipments increased 12 percent year-over-year, as production has continued to successfully ramp to meet strong customer demand.
“Aluminum is increasingly the material of choice for our customers. Following another quarter of record-setting financial results, we are making strategic investments to grow with our customers and advance the continued penetration of aluminum sheet in the broad automotive market of competing materials,” said Steve Fisher, President and CEO of Novelis. “These investments, coupled with the most advanced manufacturing processes and largest footprint in the industry, solidify our global leadership position and strengthen our diverse portfolio of lightweight, high-strength aluminum solutions."
The company recently announced plans to expand its production footprint in the US with an approximately $300 million investment in automotive finishing capacity in Guthrie, Kentucky. Novelis also has agreed to acquire operating facilities and manufacturing assets for €200 million at its Sierre, Switzerland, plant that have historically been leased.
The company reported free cash flow of $79 million for the third quarter of fiscal 2018, including $54 million of capital expenditures. Year-to-date free cash flow has improved $74 million over the prior year, primarily a result of higher Adjusted EBITDA, lower cash interest payments due to refinancing savings and lower metal price lag, partially offset by higher taxes and working capital requirements due to rising aluminum prices.
"Record Adjusted EBITDA for the second consecutive quarter has put us on track to achieve record free cash flow this fiscal year, and is providing the financial flexibility to reduce net debt and seek strategic investments, particularly in the growing automotive segment,” said Devinder Ahuja, Senior Vice President and Chief Financial Officer for Novelis.
As of December 31, 2017, the company reported a strong liquidity position of $1,724 million.

U.S. Tax Cuts and Jobs Act of 2017
During the third quarter of fiscal 2018, the company recorded a net $18 million non-cash income tax benefit for the remeasurement of deferred tax assets and liabilities in accordance with the recently enacted US tax reform. The tax benefit attributable to the common shareholder is $34 million, as $16 million of tax expense is attributable to non-controlling interest related to Logan Aluminum as reflected in the net loss attributable to noncontrolling interests in our financial statements. Other provisions of the Act are not expected to have a material impact on fiscal year 2018.

Full Year Fiscal 2018 Guidance
The company expects to be on the upper end of its previously guided fiscal 2018 Adjusted EBITDA range of $1,150-$1,200 million. Fiscal 2018 free cash flow is expected to be on the lower end of its previously guided range of $400-450 million, driven by the impact of higher aluminum prices. The recently announced automotive investments in the US and Switzerland will not impact fiscal 2018 free cash flow.

Third Quarter of Fiscal Year 2018 Earnings Conference Call
Novelis will discuss its third quarter of fiscal year 2018 results via a live webcast and conference call for investors at 8:30 a.m. ET on Thursday, February 1, 2018. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1ltp4eeb1fnqp&eom. To join by telephone, dial toll-free in North America at 800 928 9281, India toll-free at 18002660843 or the international toll line at +1 212 231 2920. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 10 countries, has approximately 11,000 employees and reported $10 billion in revenue for its 2017 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Reconciliation to Liquidity, Reconciliation to Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about the company's ability to achieve record free cash flow for fiscal 2018. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended December 31, 2017		Nine Months Ended December 31,
	2017	2016	2017	2016
Net sales	$3,085	$2,313	$8,548	$6,970
Cost of goods sold (exclusive of depreciation and amortization)	2,646	1,924	7,268	5,834
Selling, general and administrative expenses	128	103	358	303
Depreciation and amortization	86	88	267	267
Interest expense and amortization of debt issuance costs	64	67	192	231
Loss on extinguishment of debt	—	—	—	112
Research and development expenses	17	14	48	41
Gain on assets held for sale	—	—	—	(2)
(Gain) loss on sale of a business, net	—	—	(318)	27
Restructuring and impairment, net	25	1	33	4
Equity in net loss of non-consolidated affiliates	—	8	1	8
Other (income) expense, net	(6)	(3)	7	36
	2,960	2,202	7,856	6,861
Income before income taxes	125	111	692	109
Income tax provision	20	47	179	110
Net income (loss)	105	64	513	(1)
Net (loss) income attributable to noncontrolling interests	(16)	1	(16)	1
Net income (loss) attributable to our common shareholder	$121	$63	$529	$(2)

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	December 31, 2017	March 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$757	$594
Accounts receivable, net
— third parties (net of uncollectible accounts of $6 as of December 31, 2017 and March 31, 2017)	1,331	1,067
— related parties	253	60
Inventories	1,572	1,333
Prepaid expenses and other current assets	120	137
Fair value of derivative instruments	115	113
Assets held for sale	3	3
Total current assets	4,151	3,307
Property, plant and equipment, net	3,073	3,357
Goodwill	607	607
Intangible assets, net	420	457
Investment in and advances to non–consolidated affiliates	831	451
Deferred income tax assets	90	86
Other long–term assets
— third parties	93	94
— related parties	10	15
Total assets	$9,275	$8,374
LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities
Current portion of long–term debt	$136	$121
Short–term borrowings	116	294
Accounts payable
— third parties	1,909	1,722
— related parties	206	51
Fair value of derivative instruments	192	151
Accrued expenses and other current liabilities	607	580
Total current liabilities	3,166	2,919
Long–term debt, net of current portion	4,352	4,437
Deferred income tax liabilities	137	98
Accrued postretirement benefits	813	799
Other long–term liabilities	241	198
Total liabilities	8,709	8,451
Commitments and contingencies
Shareholder’s equity (deficit)
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2017 and March 31, 2017	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(389)	(918)
Accumulated other comprehensive loss	(415)	(545)
Total equity (deficit) of our common shareholder	600	(59)
Noncontrolling interests	(34)	(18)
Total equity (deficit)	566	(77)
Total liabilities and equity (deficit)	$9,275	$8,374

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended December 31,
	2017	2016
OPERATING ACTIVITIES
Net income (loss)	$513	$(1)
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	267	267
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	4	(23)
Gain on assets held for sale	—	(2)
(Gain) loss on sale of business	(318)	27
Loss on sale of assets	4	4
Impairment charges	15	—
Loss on extinguishment of debt	—	112
Deferred income taxes	41	15
Amortization of fair value adjustments, net	—	7
Equity in net loss of non-consolidated affiliates	1	8
Loss on foreign exchange remeasurement of debt	3	—
Amortization of debt issuance costs and carrying value adjustments	15	10
Other, net	(1)	1
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(403)	(108)
Inventories	(175)	(200)
Accounts payable	221	59
Other current assets	24	(3)
Other current liabilities	12	(55)
Other noncurrent assets	(4)	(17)
Other noncurrent liabilities	18	50
Net cash provided by operating activities	237	151
INVESTING ACTIVITIES
Capital expenditures	(136)	(138)
Proceeds from sales of assets, third party, net of transaction fees and hedging	1	2
Proceeds (outflows) from the sale of a business	314	(2)
Proceeds from investment in and advances to non-consolidated affiliates, net	9	12
(Outflows) proceeds from the settlement of derivative instruments, net	(18)	7
Net cash provided by (used in) investing activities	170	(122)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	—	2,770
Principal payments of long-term and short-term borrowings	(138)	(2,676)
Revolving credit facilities and other, net	(140)	(20)
Debt issuance costs	(5)	(139)
Net cash used in financing activities	(283)	(65)
Net increase (decrease) in cash and cash equivalents	124	(36)
Effect of exchange rate changes on cash	39	(15)
Cash and cash equivalents — beginning of period	594	556
Cash and cash equivalents — end of period	$757	$505

Reconciliation of Net income (loss) attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income (loss) attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure, for the three and nine months ended December 31, 2017 and 2016.

(in millions)	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Net income (loss) attributable to our common shareholder	$121	$63	$529	$(2)
Noncontrolling interests	(16)	1	(16)	1
Income tax provision	20	47	179	110
Interest, net	62	65	186	224
Depreciation and amortization	86	88	267	267
EBITDA	273	264	1,145	600

Unrealized gains on change in fair value of derivative instruments, net	(15)	(21)	(13)	(18)
Realized losses (gains) on derivative instruments not included in segment income	1	(1)	—	(2)
Adjustment to reconcile proportional consolidation	17	4	33	20
Losses (gains) on sale of fixed assets	2	(2)	4	4
Gain on assets held for sale	—	—	—	(2)
Loss on extinguishment of debt	—	—	—	112
Restructuring and impairment, net	25	1	33	4
(Gain) loss on sale of a business, net	—	—	(318)	27
Metal price lag (A)	(1)	4	5	32
Other, net	3	6	7	17
Adjusted EBITDA	$305	$255	$896	$794

(A)
Effective in the first quarter of fiscal 2018, management removed the impact of metal price lag from Adjusted EBITDA in order to enhance the visibility of the underlying operating performance of the company. The impact of metal price lag is now reported as a separate line item in this reconciliation. This change does not impact our condensed consolidated financial statements. Adjusted EBITDA for the prior period presented has been updated to reflect this change.

Free Cash Flow (unaudited)
The following table shows “Free cash flow” for the nine months ended December 31, 2017 and 2016.

(in millions)	Nine Months Ended December 31,
	2017	2016
Net cash provided by operating activities	$237	$151
Net cash provided by (used in) investing activities	170	(122)
Less: Proceeds from the sales of assets, net of transaction fees, cash income taxes and hedging	(304)	—
Free cash flow (A)	$103	$29

(A)
Effective in the second quarter of fiscal 2018, management clarified the definition of “Free cash flow” (a non-GAAP measure) to reduce "Proceeds on the sale of assets, net of transaction fees and hedging" by cash income taxes to further enable users of the financial statements to understand cash generated internally by the company. This change does not impact the condensed consolidated financial statements or significantly impact prior periods.

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity as of December 31, 2017 and March 31, 2017.

(in millions)	December 31, 2017	March 31, 2017
Cash and cash equivalents	$757	$594
Availability under committed credit facilities	967	701
Total liquidity	$1,724	$1,295

Reconciliation of Net income (loss) attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net Income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Net income (loss) attributable to our common shareholder	$121	$63	$529	$(2)
Special Items:
Gain on assets held for sale	—	—	—	(2)
(Gain) loss on sale of a business	—	—	(318)	27
Loss on extinguishment of debt	—	—	—	112
Metal price lag	(1)	4	5	32
Restructuring and impairment, net	25	1	33	4
Tax effect on special items	(7)	(1)	70	(10)
Net income attributable to our common shareholder, excluding special items	$138	$67	$319	$161

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended December 31, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$111	$50	$43	$107	$(6)	$305

Shipments
Rolled products - third party	268	217	173	138	—	796
Rolled products - intersegment	1	5	4	8	(18)	—
Total rolled products	269	222	177	146	(18)	796

Selected Operating Results Three Months Ended December 31, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$90	$44	$40	$81	$—	$255

Shipments
Rolled products - third party	247	222	161	120	—	750
Rolled products - intersegment	—	4	1	5	(10)	—
Total rolled products	247	226	162	125	(10)	750

Selected Operating Results Nine Months Ended December 31, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$351	$158	$124	$269	$(6)	$896

Shipments
Rolled products - third party	809	682	527	365	—	2,383
Rolled products - intersegment	7	12	10	22	(51)	—
Total rolled products	816	694	537	387	(51)	2,383

Selected Operating Results Nine Months Ended December 31, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$276	$150	$132	$236	$—	$794

Shipments
Rolled products - third party	740	695	512	331	—	2,278
Rolled products - intersegment	1	13	4	18	(36)	—
Total rolled products	741	708	516	349	(36)	2,278

(A)
Effective in the first quarter of fiscal 2018, management removed the impact of metal price lag from Adjusted EBITDA. Adjusted EBITDA for prior periods presented has been updated to reflect this change.